EXHIBIT 99.1

Marlin Business Services Corp. Reports Third Quarter 2017 Earnings and Declares a Cash Dividend of $0.14 Per Share

Third Quarter Summary:

  Total third quarter sourced origination volume of $160.4 million, down 4.4% from the previous quarter due to the intentional strategic pull-back in certain channels, but up 21.1% year-over-year
  Investment in Leases and Loans (before deferred costs and loss allowance) of $883.8 million, up 2.9% from the prior quarter and up 16.9% from a year ago
  Total new origination loan and lease yield of 12.18%, down 3 basis points from the prior quarter and up 49 basis points year-over-year
  Net interest and fee income of $23.1 million for the quarter, compared to $22.7 million for the prior quarter and $20.7 million for the third quarter last year
  30+ and 60+ day delinquencies and net charge-offs increased in the quarter, but remain within the Company’s targeted range
  Provision for Credit Losses increased due, in part, to the higher delinquencies and charge-offs
  Strong capital position with equity to assets ratio of 16.42%
  Net income of $3.3 million, or $0.26 per diluted share, reduced by approximately $0.05 per diluted share due to establishing additional insurance and credit loss provisions related to Hurricanes Harvey and Irma
  ROE of 8.01%; ROE of 9.42% adjusted for the hurricane impact, down from 11.10% in the third quarter last year

MOUNT LAUREL, N.J., Oct. 26, 2017 (GLOBE NEWSWIRE) -- Marlin Business Services Corp. (NASDAQ:MRLN) (“Marlin” or the “Company”) today reported third quarter 2017 net income of $3.3 million, or $0.26 per diluted share, compared to net income of $4.3 million, or $0.35 per diluted share, for the third quarter last year. Third quarter 2017 earnings included an impact of $0.05 per diluted share due to establishing additional insurance and credit loss reserves related to Hurricanes Harvey and Irma.

Commenting on the Company’s results, Jeffrey A. Hilzinger, Marlin’s President and CEO, said, “Overall, Marlin’s third quarter results were mixed. We continue to benefit from strong growth in origination volume in our core channels, continued strong yields and growth in net interest income from the record size of our portfolio.  However, earnings were impacted due to hurricane provisions and weaker portfolio performance, particularly within our transportation channel. While there was a modest increase in net charge-offs, our allowance for credit losses increased significantly as it is very sensitive to recent delinquency trends.”

Mr. Hilzinger continued, “Total third quarter sourced origination volume of $160.4 million was up 21% from the same period last year but down 4% from the previous quarter, driven by the intentional pull-back in our transportation channel as we pivot to a new strategy to improve the channel’s ROE. The year-over-year growth was due to strong customer demand in our Equipment Finance business. In addition, our working capital loan product, Funding Stream, continued to make a meaningful contribution with third quarter origination volume of $13.8 million, or nearly 9% of total sourced originations. This is up from $10.3 million, or 8%, of total sourced originations a year ago. Our Direct origination initiative also continued to gain traction, with origination volume increasing to $16.5 million during the quarter, an increase of 7% over last quarter and 61% over the third quarter last year. We expect growth in Direct originations to continue to accelerate in the future. Also in the quarter, we referred or sold $22.7 million of volume as part of our ongoing capital markets activities. At quarter end, total Investment in Leases and Loans expanded to a record $883.8 million, up 3% compared to the previous quarter and up 17% from a year ago.”

Mr. Hilzinger concluded, “While credit quality remains acceptable, we are proactively addressing recent trends to ensure that near-term portfolio performance improves. Overall, the fundamentals of our business remain very strong and we made good progress during the quarter on our strategic objectives to drive long term growth in profitability.”

Results of Operations
Combined Equipment Finance, Funding Stream and referral origination volume for the third quarter of $160.4 million was up 21.1% from a year ago. Equipment Finance origination volume of $133.6 million in the third quarter was up 13.3% from $117.9 million in the third quarter of 2016. The Company also generated Funding Stream origination volume in the third quarter of 2017 totaling $13.8 million, up from $10.3 million in the same period a year ago. Referral volume totaled $13.0 million, up from $4.2 million in the third quarter last year.

Net interest and fee margin as a percentage of average finance receivables was 10.73% for the third quarter, down 14 basis points from the second quarter of 2017 and down 57 basis points from a year ago. The decrease in margin percentage was primarily a result of a decline in late fees and end-of-lease revenue based on certain updated servicing practices, growth in lower yielding Equipment Finance channels and an increase in the Company’s cost of funds, partially offset by an increase of 49 basis points in new origination loan and lease yield over last year. The Company’s cost of funds increased to 139 basis points compared to 125 basis points for the previous quarter and 112 basis points for the third quarter of 2016.

On an absolute basis, net interest and fee income was $23.1 million for the quarter ended September 30, 2017, compared to $22.7 million for the prior quarter and $20.7 million for the third quarter last year. The increase reflects the strong growth in our portfolio and the earnings power of the business.

Other income was $3.6 million for the third quarter of 2017, compared to $4.1 million in the prior quarter and $2.6 million in the third quarter last year. The decrease in other income compared to the prior quarter was primarily due to a $0.6 million decrease in gains-on-sale and referral fee income from the Company’s capital markets activities due to lower asset sales, including the increased retention of Horizon Keystone assets on balance sheet. The increase in other income compared to the third quarter last year was mostly due to a $0.6 million increase in gains-on-sale from the Company’s capital markets activities, referral fee income and servicing fee income related to previous asset sales.

Other expenses were $15.7 million for the third quarter of 2017, compared to $15.2 million in the prior quarter and $12.8 million in the third quarter last year. The increase from the third quarter last year was primarily due to an increase in expenses related to the Horizon Keystone acquisition, including intangibles amortization expense, higher salaries and benefits and higher sales commissions.  Expenses also increased due to the aforementioned insurance claim provision for the hurricanes, a change in the Company’s estimate of uncollectable property taxes, investments in the Direct origination initiative and expenses associated with building-out Marlin’s senior leadership team. The increase from the prior quarter was primarily due to provisioning for hurricane-related insurance claims, increased FDIC insurance costs and non-recurring expenses related to the senior leadership team build out, partially offset by a reduction in legal and consulting fees relating to the previously disclosed regulatory matter.

In addition to the impact on third quarter earnings of $0.05 per diluted share from the hurricane provisions, earnings were also impacted by $0.05 per diluted share due to an increase in the Company’s credit loss provision due to weaker portfolio performance in certain channels. As noted above, the Company’s credit loss provision methodology is sensitive to short-term changes in portfolio performance. We do not believe that the increased credit loss provision in the quarter is indicative of enduring credit issues in our portfolio.

The Company’s efficiency ratio for the third quarter was 58.74%. The third quarter efficiency ratio adjusted for the hurricane impact was 57.1%, compared to 55.2% on an adjusted basis for the prior quarter and 54.9% in the third quarter last year. Marlin expects its efficiency ratio to improve as the Company leverages fixed expenses through continued portfolio growth and achieves operational efficiencies from its recently completed investments in the Marlin 2.0 initiative.

Marlin recorded a provision for income taxes of $2.0 million for the third quarter of 2017, representing an effective tax rate of 38.3%, compared with $2.7 million or 37.5% for the preceding quarter and $3.0 million or 41.1% for the third quarter of 2016.

Portfolio Performance
Allowance for credit losses as a percentage of total finance receivables was 1.64% at September 30, 2017 versus 1.33% at September 30, 2016, with the increase driven by the provision for estimated hurricane credit-related losses and generally higher portfolio delinquency and net charge-offs. Coverage of total 60+ day delinquencies was 235.6% at September 30, 2017 versus 259.3% at September 30, 2016.

Finance receivables over 30 days delinquent were 1.13% of the Company’s total finance receivables portfolio as of September 30, 2017, an increase of 35 basis points from September 30, 2016. Finance receivables over 60 days delinquent were 0.61% of the Company’s total finance receivables portfolio as of September 30, 2017, an increase of 16 basis point from September 30, 2016. Annualized third quarter net charge-offs were 1.73% of average total finance receivables versus 1.36% a year ago. Net charge-offs for the quarter were $3.7 million, an increase of $0.3 million from the previous quarter, and were largely driven by the combination of a return to a more normalized credit environment and worse than expected results in the Transportation channel which was restructured during the quarter in order to improve future portfolio quality and ROE. The weaker portfolio performance during the quarter caused an increase of $1.6 million in the Company’s credit loss provision, of which $0.4 million was due to the Transportation channel.

As of September 30, 2017 and 2016, the Company’s consolidated equity to assets ratio was 16.42% and 18.26%, respectively.

Corporate Developments
During the third quarter, the Company announced that it named Aswin Rajappa as Senior Vice President and Chief Marketing Officer. In his new role, Mr. Rajappa has responsibility for managing all of Marlin’s marketing activities across all of its businesses. Also during the third quarter, the Company announced that it named Laura C. Anger as Senior Vice President and Chief Human Resources Officer. Ms. Anger has responsibility for managing Marlin’s human resource activities across all of Marlin’s businesses.

Subsequent to the end of the third quarter, the Company announced the promotion of Mark Scardigli to the newly created position of Senior Vice President & Chief Sales Officer. In his new role, Mr. Scardigli will have responsibility for leading company-wide origination activities. Also subsequent to the end of the quarter, the Company announced the departure of Chief Operating Officer, Edward Siciliano. Mr. Siciliano’s responsibilities will transition to members of the Company’s senior leadership team and Marlin does not intend to refill the position.

The Board of Directors of Marlin Business Services Corp. today declared a $0.14 per share quarterly dividend. The dividend is payable November 16, 2017, to shareholders of record on November 6, 2017. Based on the closing stock price on October 25, 2017, the annualized dividend yield on the Company’s common stock is 1.9%.

Business Outlook
The Company is reiterating guidance for the full year ending December 31, 2017 as follows:

  Total sourced origination volume is expected to finish approximately 20% above 2016 levels.
  Portfolio performance is expected to level off and remain within our targeted range.
  Net interest margin, as a percentage, is expected to remain relatively constant for the remainder of 2017.
  ROE is expected to improve in the fourth quarter of 2017 as the Company continues to improve operating scale.

Conference Call and Webcast
Marlin will host a conference call on Friday, October 27, 2017 at 9:00 a.m. ET to discuss the Company’s third quarter 2017 results. If you wish to participate, please call 877-407-0792 approximately 10 minutes in advance of the call time. The conference ID will be: “Marlin.” The call will also be webcast on the Investor Relations page of the Company’s website, www.marlincorp.com. An audio replay will also be available on the Investor Relations section of Marlin’s website for approximately 45 days.

About Marlin Business Services Corp.
Marlin Business Services Corp. is a nationwide provider of credit products and services to small businesses with a mission of helping small businesses achieve their American dream. Our products and services are offered directly to small businesses and through financing programs with equipment manufacturers, distributors, dealers and other intermediaries. Marlin and its wholly-owned operating subsidiary, Marlin Business Bank, are publicly traded (NASDAQ:MRLN). For more information about Marlin, visit www.marlinfinance.com or call toll free at (888) 479-9111.

Forward-Looking Statements
This release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. All forward-looking statements (including statements regarding future financial and operating results) involve risks, uncertainties and contingencies, many of which are beyond our control, which may cause actual results, performance or achievements to differ materially from anticipated results, performance or achievements. All statements contained in this release that are not clearly historical in nature are forward-looking, and the words “anticipate,” “believe,” “expect,” “estimate,” “plan,” “may,” “intend” and similar expressions are generally intended to identify forward-looking statements. Economic, business, funding, market, competitive, legal and/or regulatory factors, among others, affecting our business are examples of factors that could cause actual results to differ materially from those described in the forward-looking statements. More detailed information about these factors is contained in our filings with the Securities and Exchange Commission, including the sections captioned “Risk Factors” and “Business” in the Company’s Form 10-K filed with the Securities and Exchange Commission. We are under no obligation to (and expressly disclaim any such obligation to) update or alter our forward-looking statements, whether as a result of new information, future events or otherwise.

Regulation G – Non-GAAP Financial Measures
In this release the Company uses certain financial measures which are not calculated and presented in accordance with U.S. generally accepted accounting principles (“GAAP”). The Company defines net income on an adjusted basis as net income excluding an after-tax charge related to a reserve for restitution in connection with certain payment processing practices in effect prior to February 2016 and charges for associated legal and consulting fees and the after-tax hurricane credit and insurance loss reserves. The Company defines diluted earnings per share on an adjusted basis, return on average assets on an adjusted basis, and return on average equity on an adjusted basis as the calculation used for the “as reported” number substituting net income as reported with the net income on an adjusted basis, where appropriate.  The Company defines efficiency ratio on an adjusted basis as the calculation used for the “as reported” ratio adjusting the numerator for the reserve for restitution in connection with certain payment processing practices in effect prior to February 2016 and Hurricane insurance loss reserves. The Company believes that these non-GAAP measures are useful performance metrics for management, investors and lenders, because it means to evaluate period-to-period comparisons of the Company's financial performance without the effects of certain adjustments in accordance with GAAP that may not necessarily be indicative of current operating performance.

Non-GAAP financial measures should not be considered as an alternative to GAAP financial measures. They may not be indicative of the historical operating results of the Company nor are they intended to be predictive of potential future results. Investors should not consider non-GAAP financial measures in isolation or as a substitute for performance measures calculated in accordance with GAAP.

Investor Contacts:
Taylor Kamp
Senior Vice President & Chief Financial Officer
856-505-4108

Lasse Glassen
Addo Investor Relations
lglassen@addoir.com
424-238-6249

MARLIN BUSINESS SERVICES CORP.
AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(Unaudited)

	September 30,	December 31,
	2017	2016

	(Dollars in thousands, except per-share data)

ASSETS
Cash and due from banks	$5,297	$4,055
Interest-earning deposits with banks	77,640	57,702
Total cash and cash equivalents	82,937	61,757
Time deposits with banks	8,360	9,605
Securities available for sale (amortized cost of $12.0 million and $6.1 million at
September 30, 2017 and December 31, 2016, respectively)	11,878	5,880
Net investment in leases and loans:
Net investment in leases and loans, excluding allowance for credit losses	900,934	807,654
Allowance for credit losses	(14,504)	(10,937)
Total net investment in leases and loans	886,430	796,717
Intangible assets	1,181	—
Goodwill	1,160	—
Property and equipment, net	4,295	3,495
Property tax receivables	7,416	5,296
Other assets	9,360	9,408
Total assets	$1,013,017	$892,158

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits	$806,954	$697,357
Other liabilities:
Sales and property taxes payable	5,604	2,586
Accounts payable and accrued expenses	23,835	14,809
Net deferred income tax liability	10,329	15,117
Total liabilities	846,722	729,869

Stockholders’ equity:
Preferred Stock, $0.01 par value; 5,000,000 shares authorized; none issued	—	—
Common Stock, $0.01 par value; 75,000,000 shares authorized;
12,530,707 and 12,572,114 shares issued and outstanding at September 30, 2017 and	125	126
December 31, 2016, respectively
Additional paid-in capital	83,393	83,505
Stock subscription receivable	(2)	(2)
Accumulated other comprehensive loss	(82)	(138)
Retained earnings	82,861	78,798
Total stockholders’ equity	166,295	162,289
Total liabilities and stockholders’ equity	$1,013,017	$892,158

MARLIN BUSINESS SERVICES CORP.
AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016

	(Dollars in thousands, except per-share data)

Interest income	$22,363	$18,803	$64,461	$54,521
Fee income	3,780	3,944	11,055	11,747
Interest and fee income	26,143	22,747	75,516	66,268
Interest expense	3,000	2,055	7,952	5,604
Net interest and fee income	23,143	20,692	67,564	60,664
Provision for credit losses	5,680	3,137	13,878	8,880
Net interest and fee income after provision for credit losses	17,463	17,555	53,686	51,784

Other income:
Insurance premiums written and earned	1,817	1,567	5,274	4,759
Other income	1,785	1,065	6,160	2,013
Other income	3,602	2,632	11,434	6,772
Other expense:
Salaries and benefits	9,302	7,817	27,763	23,829
General and administrative	6,409	4,980	22,689	14,073
Financing related costs	—	17	—	85
Other expenses	15,711	12,814	50,452	37,987
Income before income taxes	5,354	7,373	14,668	20,569
Income tax expense	2,049	3,028	5,270	8,105
Net income	$3,305	$4,345	$9,398	$12,464

Basic earnings per share	$0.26	$0.35	$0.75	$1.00
Diluted earnings per share	$0.26	$0.35	$0.75	$1.00

Cash dividends declared per share	$0.14	$0.14	$0.42	$0.42

MARLIN BUSINESS SERVICES CORP.
AND SUBSIDIARIES
Net Income on an Adjusted Basis Reconciliation to GAAP Results
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
	(Dollars in thousands, except per-share data)

Net income as reported	$3,305	$4,345	$9,398	$12,464

Deduct:
Charge in connection with regulatory matters	—	—	(4,816)	—
Hurricane credit loss reserve	(500)		(500)
Hurricane insurance loss reserve	(437)		(437)
Tax effect	358	—	2,198	—
Charges in connection with regulatory matters & hurricane reserves, net of tax	(579)	—	(3,555)	—
Net Income on an Adjusted Basis	$3,884	$4,345	$12,953	$12,464

Diluted earnings per share as reported	$0.26	$0.35	$0.75	$1.00
Diluted earnings per share on an adjusted basis	$0.31	$0.35	$1.03	$1.00

Return on Average Assets as reported	1.31%	2.05%	1.31%	2.04%
Return on Average Assets on an adjusted basis	1.54%	2.05%	1.80%	2.04%

Return on Average Equity as reported	8.01%	11.10%	7.66%	10.84%
Return on Average Equity on an adjusted basis	9.42%	11.10%	10.56%	10.84%

Efficiency Ratio as reported	58.74%	54.87%	63.87%	56.20%
Efficiency Ratio on an adjusted basis	57.11%	54.87%	57.22%	56.20%

Net Income on an Adjusted Basis is defined as net income excluding a third quarter 2017 $0.9 million charge related to credit and insurance hurricane loss reserves. Net Income on an Adjusted Basis also excludes a first quarter 2017 $4.2 million charge associated with recent regulatory matters and charges for associated legal and consulting fees in the amounts of $0.3 million and $0.4 million for the first quarter and second quarter 2017, respectively. The efficiency ratio as reported and the efficiency ratio on an adjusted basis are not impacted by the $0.5 million hurricane credit loss reserve charge as the provision for credit losses is not included as part of the ratio numerator.

SUPPLEMENTAL QUARTERLY DATA
(Dollars in thousands, except share amounts)
(Unaudited)

Quarter Ended:	9/30/2016	12/31/2016	3/31/2017	6/30/2017	9/30/2017

Net Income:
Net Income	$4,345	$4,815	$1,540	$4,553	$3,305

Annualized Performance Measures:
Return on Average Assets	2.05%	2.20%	0.67%	1.90%	1.31%
Return on Average Stockholders' Equity	11.10%	12.06%	3.78%	11.19%	8.01%

EPS Data:
Net Income Allocated to Common Stock	$4,209	$4,663	$1,495	$4,444	$3,225
Number of Shares - Basic	12,146,727	12,161,782	12,213,464	12,242,805	12,220,381
Basic Earnings per Share	$0.35	$0.38	$0.12	$0.36	$0.26

Number of Shares - Diluted	12,157,356	12,173,010	12,223,333	12,249,530	12,257,922
Diluted Earnings per Share	$0.35	$0.38	$0.12	$0.36	$0.26

Cash Dividends Declared per share	$0.14	$0.14	$0.14	$0.14	$0.14

New Asset Production:
Equipment Finance	$117,945	$134,853	$132,691	$140,656	$133,646
Funding Stream Loans	$10,316	$11,287	$13,795	$14,804	$13,775
Total New Originations Funded	$128,261	$146,140	$146,486	$155,460	$147,421

Referral Volume	$4,197	$5,449	$22,296	$12,324	$13,024

Total Sourced Originations	$132,458	$151,589	$168,782	$167,784	$160,445

Assets sold in the period	$3,871	$11,554	$8,694	$12,364	$9,649

Implicit Yield on Equipment Finance Originations	9.78%	9.68%	9.67%	9.96%	9.99%
Implicit Yield on Funding Stream Loan Originations	33.50%	33.28%	32.95%	33.62%	33.51%
Total Implicit Yield on New Originations Funded	11.69%	11.50%	11.86%	12.21%	12.18%

# of Leases / Loans Equipment Finance	6,606	7,029	7,185	7,704	7,447
Equipment Finance Approval Percentage	56%	57%	56%	55%	56%
Average Monthly Equipment Finance Sources	1,118	1,134	1,114	1,247	1,185

Net Interest and Fee Margin:
Interest Income Equipment Finance	$17,368	$18,575	$18,611	$19,338	$19,840
Interest Income Funding Stream Loans	$1,254	$1,499	$1,781	$2,039	$2,213

Interest Income Yield	10.27%	10.59%	10.31%	10.33%	10.37%
Fee Income Yield	2.15%	1.99%	1.77%	1.79%	1.75%
Interest and Fee Income Yield	12.42%	12.58%	12.08%	12.12%	12.12%
Cost of Funds	1.12%	1.14%	1.17%	1.25%	1.39%
Net Interest and Fee Margin	11.30%	11.44%	10.91%	10.87%	10.73%

Average Total Finance Receivables	$732,346	$762,604	$796,920	$835,516	$862,718
Average Net Investment Equipment Finance	$718,601	$745,075	$775,551	$810,961	$836,713
Average Funding Stream Loans	$13,745	$17,529	$21,369	$24,555	$26,005

End of Period Net Investment Equipment Finance	$743,914	$777,607	$806,330	$837,520	$861,102
End of Period Funding Stream Loans	$15,508	$19,110	$22,510	$25,183	$25,328
Total Owned Net Investment in Leases and Loans	$759,422	$796,717	$828,840	$862,703	$886,430

Total Assets Serviced for Others	$8,680	$19,203	$26,422	$36,482	$42,657

Total Managed Assets	$768,102	$815,920	$855,262	$899,185	$929,087

Portfolio Asset Quality:

Total Finance Receivables
30+ Days Past Due Delinquencies	0.78%	0.80%	0.88%	0.92%	1.13%
30+ Days Past Due Delinquencies	$6,751	$7,226	$8,208	$8,978	$11,370

60+ Days Past Due Delinquencies	0.45%	0.46%	0.51%	0.52%	0.61%
60+ Days Past Due Delinquencies	$3,885	$4,137	$4,729	$5,108	$6,157

Equipment Finance
30+ Days Past Due Delinquencies	0.80%	0.82%	0.90%	0.94%	1.15%
30+ Days Past Due Delinquencies	$6,751	$7,226	$8,206	$8,887	$11,260

60+ Days Past Due Delinquencies	0.46%	0.47%	0.52%	0.54%	0.63%
60+ Days Past Due Delinquencies	$3,885	$4,137	$4,729	$5,108	$6,157

Funding Stream Loans
15+ Days Past Due Delinquencies	0.27%	0.50%	0.43%	0.89%	0.77%
15+ Days Past Due Delinquencies	$44	$98	$99	$230	$200

30+ Days Past Due Delinquencies	0.00%	0.00%	0.01%	0.35%	0.42%
30+ Days Past Due Delinquencies	$0	$0	$2	$91	$110

Net Charge-offs - Total Finance Receivables	$2,494	$2,670	$3,134	$3,442	$3,735
% on Average Total Finance Receivables
Annualized	1.36%	1.40%	1.57%	1.65%	1.73%

Net Charge-offs - Equipment Finance	$2,456	$2,521	$2,840	$3,062	$3,537
% on Average Net Investment in Equipment Finance
Annualized	1.37%	1.35%	1.46%	1.51%	1.69%

Net Charge-offs - Funding Stream Loans	$38	$149	$294	$380	$198
% of Average Funding Stream Loans
Annualized	1.11%	3.40%	5.51%	6.19%	3.05%

Total Allowance for Credit Losses	$10,073	$10,937	$11,687	$12,559	$14,504
% of Total Finance Receivables	1.33%	1.38%	1.42%	1.46%	1.64%
% of 60+ Delinquencies	259.28%	264.37%	247.13%	245.87%	235.57%

Allowance for Credit Losses - Equipment Finance	$9,328	$10,177	$10,769	$11,514	$13,422
% of Net Investment Equipment Finance	1.26%	1.32%	1.34%	1.38%	1.56%
% of 60+ Delinquencies	240.10%	245.98%	227.72%	225.40%	218.00%

Allowance for Credit Losses - Funding Stream Loans	$745	$760	$918	$1,045	$1,082
% of Total Funding Stream Loans	4.63%	3.86%	3.96%	4.04%	4.14%
% of 60+ Delinquencies	n/a	n/a	n/a	n/a	n/a

Non-accrual - Equipment Finance	$1,869	$2,176	$2,282	$2,560	$2,933
Non-accrual - Equipment Finance	0.22%	0.25%	0.25%	0.27%	0.30%

Non-accrual - Funding Stream Loans	$153	$66	$53	$61	$17
Non-accrual - Funding Stream Loans	0.95%	0.34%	0.23%	0.24%	0.07%

Non-accrual - Total Finance Receivables	$2,022	$2,242	$2,335	$2,621	$2,950
Non-accrual - Total Finance Receivables	0.24%	0.25%	0.25%	0.27%	0.29%

Restructured - Total Finance Receivables	$350	$769	$798	$878	$2,543

Net Interest and Fee Margin after Net Charge-offs	9.94%	10.04%	9.34%	9.22%	9.00%

Expense Ratios:
Salaries and Benefits Expense	$7,817	$8,083	$9,391	$9,070	$9,302
Salaries and Benefits Expense
Annualized % of Avg. Fin. Recbl.	4.27%	4.24%	4.71%	4.34%	4.31%

Total personnel end of quarter	318	318	330	329	331

General and Administrative Expense	$4,980	$5,450	$10,170	$6,110	$6,409
General and Administrative Expense
Annualized % of Avg. Fin. Recbl.	2.72%	2.86%	5.10%	2.93%	2.97%

Efficiency Ratio	54.87%	54.58%	76.79%	56.69%	58.74%

Balance Sheet:

Assets
Investment in Leases and Loans	$756,144	$793,285	$824,942	$858,671	$883,778
Initial Direct Costs and Fees	13,351	14,369	15,585	16,591	17,156
Reserve for Credit Losses	(10,073)	(10,937)	(11,687)	(12,559)	(14,504)
Net Investment in Leases and Loans	$759,422	$796,717	$828,840	$862,703	$886,430
Cash and Cash Equivalents	77,625	61,757	75,728	77,316	82,937
Restricted Cash	-	-	-	-	-
Other Assets	31,954	33,684	39,924	45,063	43,650
Total Assets	$869,001	$892,158	$944,492	$985,082	$1,013,017

Liabilities
Deposits	676,920	697,357	739,793	780,838	806,954
Other Liabilities	33,413	32,512	42,054	40,061	39,768
Total Liabilities	$710,333	$729,869	$781,847	$820,899	$846,722

Stockholders' Equity
Common Stock	$126	$126	$126	$125	$125
Paid-in Capital, net	82,890	83,503	84,066	82,825	83,391
Other Comprehensive Income (Loss)	(5)	(138)	(109)	(106)	(82)
Retained Earnings	75,657	78,798	78,562	81,339	82,861
Total Stockholders' Equity	$158,668	$162,289	$162,645	$164,183	$166,295

Total Liabilities and
Stockholders' Equity	$869,001	$892,158	$944,492	$985,082	$1,013,017

Capital and Leverage:
Equity	$158,668	$162,289	$162,645	$164,183	$166,295
Debt to Equity	4.27	4.30	4.55	4.76	4.85
Equity to Assets	18.26%	18.19%	17.22%	16.67%	16.42%

Regulatory Capital Ratios:
Tier 1 Leverage Capital	18.53%	18.36%	17.41%	16.81%	16.24%
Common Equity Tier 1 Risk-based Capital	19.77%	19.37%	18.37%	17.80%	17.64%
Tier 1 Risk-based Capital	19.77%	19.37%	18.37%	17.80%	17.64%
Total Risk-based Capital	21.02%	20.62%	19.63%	19.05%	18.90%

Notes:
Net investment in total finance receivables includes net investment in direct financing leases and loans.
Equipment Finance consists of equipment leases and loans.
Funding Stream Loans consist of small business loans.